UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 22, 2005

Verticalnet, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	000-25269	23-2815834
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

400 Chester Field Parkway, Malvern, Pennsylvania		19355
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(610) 240-0600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 22, 2005, Verticalnet, Inc., a Pennsylvania corporation ("Verticalnet"), entered into a Share Purchase Agreement (the "Share Purchase Agreement") with Patrick Lawton, Brent Summers, Peter Linsell, Andrew Knotts, Colin Robertson and Alphen Trading Limited (collectively, the "Shareholders"). Pursuant to the Share Purchase Agreement, Verticalnet acquired all of the outstanding capital stock of Digital Union Limited, a private limited company registered in England ("Digital Union"), from the Shareholders. In exchange for the outstanding capital stock of Digital Union, Verticalnet issued the Shareholders an aggregate of 4,458,690 shares of Verticalnet common stock. Under the Share Purchase Agreement, certain Shareholders may receive up to an additional 3.5 million shares of Verticalnet common stock in the aggregate if certain revenue based milestones are achieved within the first year after the closing of the transaction. Digital Union is a privately-held provider of on-demand sourcing and procurement solutions based in Guildford, Surrey, United Kingdom. The acquisition of Digital Union was completed on July 22, 2005 and as a result of the acquisition, Digital Union became a wholly-owned subsidiary of Verticalnet.

In connection with its acquisition of Digital Union, Verticalnet also entered into a Registration Rights and Lock Up Agreement dated as of July 22, 2005 with the Shareholders (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, Verticalnet agreed to file a registration statement with the Securities and Exchange Commission seeking to register the 4,458,690 shares of Verticalnet common stock issued to the Shareholders under the Share Purchase Agreement before November 19, 2005. Verticalnet also granted the Shareholders piggyback registration rights with respect to the 4,458,690 shares of Verticalnet common stock issued to the Shareholders under the Share Purchase Agreement and any additional shares issued if the revenue based milestones under the Share Purchase Agreement are achieved. All of the Shareholders agreed not to sell or transfer a portion of the shares of Verticalnet common stock received until July 22, 2006, and certain Shareholders agreed not to sell or transfer a portion of the shares of Verticalnet common stock received at the closing as well as a portion of any additional shares issued if the revenue based milestones under the Share Purchase Agreement are achieved until July 22, 2007.

The foregoing is only a summary of the Share Purchase Agreement and Registration Rights Agreement. You are urged to read such agreements in their entirety for a more complete description of the terms and conditions of such agreements. Copies of the Share Purchase Agreement and the Registration Rights Agreement are attached to this report as Exhibits 2.1 and 4.1, respectively.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information provided in response to Item 1.01 of this current report on Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

On July 22, 2005, Verticalnet issued an aggregate of 4,458,690 shares of Verticalnet common stock to the Shareholders in exchange for all of the outstanding capital stock of Digital Union. The shares of Verticalnet common stock were issued in reliance on the exemption from registration provided by Rule 903 of Regulation S under the Securities Act of 1933. Each Shareholder represented to Verticalnet that, among other things, such Shareholder was not a U.S. person and was acquiring the shares of Verticalnet common stock in an offshore transaction, as such terms are defined in Rule 902 of Regulation S.

The transaction was privately negotiated and did not include any general solicitation or advertising. Each Shareholder also represented that it was acquiring the shares without a view to a distribution and was afforded the opportunity to review all publicly filed documents and to ask questions and receive answers from Verticalnet’s officers.

Item 7.01 Regulation FD Disclosure.

On July 25, 2005, Verticalnet issued a press release with regard to its acquisition of Digital Union. A copy of the press release is furnished as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The financial statements of Digital Union, the business acquired, have not been prepared but will be filed by amendment not later than October 7, 2005, pursuant to the instructions set forth in Item 9.01 of Form 8-K.

(b) Pro Forma Financial Information.

The pro forma financial information of Digital Union, the business acquired, have not been prepared but will be filed by amendment not later than October 7, 2005, pursuant to the instructions set forth in Item 9.01 of Form 8-K.

(c) Exhibits.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verticalnet, Inc.

July 26, 2005	By:	Gene S. Godick

Name: Gene S. Godick
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

2.1	Share Purchase Agreement dated as of July 22, 2005, by and among Verticalnet, Inc., Patrick Lawton, Brent Summers, Peter Linsell, Andrew Knotts, Colin Robertson and Alphen Trading Limited. The schedules and exhibits to the Share Purchase Agreement have been omitted. Pursuant to Item 601(b)(2) of Regulation S-K, Verticalnet agrees to furnish a copy of the exhibits and disclosure letters to the Securities and Exchange Commission upon request.
4.1	Registration Rights and Lock Up Agreement dated as of July 22, 2005, by and among Verticalnet, Inc., Patrick Lawton, Brent Summers, Peter Linsell, Andrew Knotts, Colin Robertson and Alphen Trading Limited
99.1	Press Release dated July 25, 2005